                                                                      EXHIBIT 15

Deloitte & Touche LLP
50 Fremont Street
San Francisco, California 94105-2230

Tel: (415) 783 4000
Fax: (415) 783 4329
www.us.deloitte.com


                                                  Deloitte
                                                  & Touche

To the Board of Directors and Stockholders of The Gap, Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gap, Inc. and subsidiaries for the periods ended July 29, 2000 and July 31, 1999, as indicated in our report dated August 9, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 29, 2000, is incorporated by reference in the following Registration Statements on Form S-8:
No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-
54688, No. 33-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-36265,
No. 333-68285, No. 333-72921, No. 333-76523, and Registration Statement No. 333-
70991 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

San Francisco, California
September 5, 2000


Deloitte
Touche
Tohmatsu